 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated June 25, 2014 (which includes an explanatory paragraph regarding Cryoport, Inc’s ability to continue as a going concern), relating to the consolidated financial statements of Cryoport, Inc. as of March 31, 2014 and 2013 and for the years then ended, appearing in the Prospectus, which is part of this registration statement.

We also consent to the use of our name under the caption “Experts.”

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

March 25, 2015